Exhibit 10.12
LIBERTY GLOBAL, INC.
SENIOR EXECUTIVE PERFORMANCE INCENTIVE PLAN
PARTICIPATION CERTIFICATE
Participant:                    [Name]
Maximum Award Achievable:      $
Date:                     , 2007
     1. Plan Participation. The Compensation Committee (the “Committee”) of the Board of Directors of Liberty Global, Inc. (the “Company”) has designated the above named individual (the “Participant”) to participate in the Company’s Senior Executive Performance Incentive Plan (effective as of February 26, 2007) (the “Performance Plan”) with the above specified maximum bonus amount achievable (“Maximum Award”). The Participant’s participation in the Performance Plan and ability to earn any amount up to the Maximum Award is subject to all of the terms and conditions of the Performance Plan, a copy of which is attached hereto as Exhibit A, and all applicable rules and regulations adopted by the Committee from time to time thereunder. The Performance Plan was adopted pursuant to, and provides for Performance Awards within the meaning of, the Liberty Global, Inc. 2005 Incentive Plan (the “LGI Incentive Plan”), the terms of which are incorporated by reference in and form a part of the Performance Plan. Capitalized terms used in this Participation Certificate and not otherwise defined herein have the meaning ascribed thereto in the Performance Plan, including where applicable, the LGI Incentive Plan.
     As a participant in the Performance Plan, the Participant will not be eligible for any grant of an equity Award under the LGI Incentive Plan during the Performance Period.*
     2. Restrictions/Performance Goals. The portion, if any, of the Maximum Award that a Participant will be eligible to receive, which the Performance Plan refers to as the “Earned Award,” will be determined by the Committee in accordance with Article II of the Performance Plan, taking into account the OCF CAGR achieved during the Performance Period commencing January 1, 2007, the Participant’s Annual Performance Rating for each year in the Performance Period, any additional performance objectives established pursuant to Section 2.2(d) of the Performance Plan and, if the Participant is an NEO, such other factors as the Committee deems relevant. Further, the Participant’s ability to earn any portion of the Maximum Award is subject to the Participant’s continuous employment with the Company and its Subsidiaries through the end of the Performance Period, and the payment of the full amount of the Participant’s Earned Award, if any, is subject to the Participant’s continuous employment with the Company

* [Initial equity award in connection with commencement of employment permitted for a participant commencing employment after January 1, 2007.]

and its Subsidiaries through September 30, 2011 with a minimum specified Annual Performance Rating, except as otherwise provided in the Performance Plan.
     3. Method/Timing of Payment. Payment of the Participant’s Earned Award, if any, will be made in Restricted Shares of Series A Common Stock and Series C Common Stock, unrestricted shares of Series A Common Stock and Series C Common Stock, cash or any combination of the foregoing, as elected by the Committee in its discretion from time to time. In accordance with Section 3.2 of the Performance Plan, payments in cash or unrestricted shares will be made, and vesting of Restricted Shares will occur, generally in equal semi-annual installments on each March 31 and September 30, commencing March 31, 2009, subject to reduction, forfeiture or acceleration as provided in the Performance Plan.
     4. Taxes; Recoupment. The obligations, if any, of the Company to deliver shares of Common Stock or pay cash to the Participant shall be subject to applicable national, federal, state and local tax withholding requirements, which the Company may satisfy through withholding of shares otherwise issuable or then vesting, or deduction from any payment of any kind otherwise due, to the Participant. If the Company’s consolidated financial statements for any of the years ended December 31, 2006, 2007 or 2008 are required to be restated at any time as a result of an error (whether or not involving fraud or misconduct) and the Committee determines that if the financial results had been properly reported the portion of the Maximum Award earned by the Participant would have been lower than the Participant’s Earned Award, then the Participant shall be required to refund and/or forfeit the excess amount of his or her Earned Award.
     5. Employment.
          (a) Nothing contained herein shall confer upon the Participant any right to continued employment by the Company or any of its Subsidiaries, or interfere in any way with the right of the Company or any of its Subsidiaries, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment, with or without cause, to increase or decrease such Participant’s compensation from the rate in effect at the date hereof or to change such Participant’s title or duties.
          (b) The Participant’s participation in the Performance Plan and any amounts earned with respect thereto is special incentive compensation that will not be taken into account, in any manner, as salary, earnings, compensation, bonus or benefits, in determining the amount of any payment under any pension, retirement, profit sharing, 401(k), life insurance, salary continuation, severance or other employee benefit plan, program or policy of the Company or any of its Subsidiaries or any employment agreement or arrangement with the Participant.
          (c) It is a condition of the Participant’s participation in the Performance Plan that, in the event of Termination of Employment for whatever reason, whether lawful or not, including in circumstances which could give rise to a claim for wrongful and/or unfair dismissal (whether or not it is known at the time of Termination of Employment that such a claim may ensue), the Participant will not by virtue of such Termination of Employment, subject to Article IV of the Performance Plan, become entitled to any damages or severance or any additional amount of damages or severance in respect of any rights or expectations of whatsoever nature the Participant may have under the Performance Plan. Notwithstanding any other provision of the Performance Plan or this Participation Certificate, neither the Participant’s participation in the Performance Plan nor any amount earned with respect thereto will form part of the Participant’s entitlement to remuneration or benefits pursuant to the Participant’s employment agreement or arrangement, if any. The rights and obligations of the Participant under the terms of his or her employment agreement, if any, will not be enhanced hereby.
          (d) In the event of any inconsistency between the terms hereof or of the Performance Plan and any employment, severance or other agreement with the Participant, the terms hereof and of the Performance Plan shall control. In the event of any inconsistency between the terms hereof and the terms of the Performance Plan, the terms of the Performance Plan shall control.
     6. No Right to Further Awards. Nothing contained herein or in the Performance Plan shall confer upon the Participant any right to or eligibility to receive any further award under the Performance Plan, the LGI Incentive Plan or any other compensatory plan that the Company or its Subsidiaries may determine to implement in the future.
     7. Nontransferability. During the Participant’s lifetime, no right or benefit of the Participant under the Performance Plan shall be transferable (voluntarily or involuntarily) other than pursuant to a Domestic Relations Order. The Participant may designate a beneficiary or beneficiaries to whom the Participant’s applicable rights or benefits will pass upon the Participant’s death and may change such designation from time to time by delivering a written notice of designation of beneficiary or beneficiaries to the Secretary of the Company, provided that no such designation will be effective unless so delivered prior to the death of the Participant. If no such designation is made or if the designated beneficiary does not survive the Participant’s death, then the Participant’s applicable rights or benefits will pass by will or the laws of descent or distribution.
     8. Company Rights. Nothing contained herein or in the Performance Plan shall affect in any way the right or power of the Company or its stockholders to accomplish any corporate act.
     9. Jurisdiction; Waiver of Jury Trial. The Participant’s acceptance hereof shall evidence Participant’s consent to the exclusive jurisdiction and venue of the U.S. federal court or Colorado state courts located in Denver, Colorado in any action to construe this Participation Certificate or the Performance Plan, consent to the personal jurisdiction of any such court, waiver of any defense of inconvenient forum or similar defenses and waiver of any right to a trial by jury in such action.

     10. Amendment and Termination. Subject to the limitations of Section 6.5 of the Performance Plan, the Committee may at any time and from time to time alter, amend, suspend or terminate the Performance Plan in whole or in part.
     11. Entire Agreement. This Participation Certificate, the Performance Plan, the LGI Incentive Plan and the rules and procedures, including additional objectives, adopted from time to time by the Committee contain all the provisions applicable to the Participant’s participation in the Performance Plan and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by the Chairman of the Committee and delivered to the Participant.
     12. Participant Acceptance. The Participant’s signature below shall signify acceptance hereof and consent to all the terms and conditions hereof and of the Performance Plan. If the Participant fails to execute and deliver this Participation Certificate to the Secretary of the Company by                     , 2007, this Participation Certificate and Participant’s participation in the Performance Plan shall be null and void.

ACCEPTED:

Participant Name:

Address:

City/State/County:

Social Security/Payroll Number:

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